Exhibit 4.6
T3 Letter — Revised Attachment I
Saturday, January 08, 2011
4:17 PM

Subject	T3 Letter — Revised Attachment I
From	Cockrell, Carol
To	(name of option holder)
Cc	Rick Safier
Sent	Saturday, January 08, 2011 3:58 PM
Attachments	<< Rev. Attach. I.pdf>>
Please see the attached revision of Attachment I of your Notice of Conversion sent to you this past week.
There has been a slight change in the conversion rounding rules on options that has reduced your converted option total(s) by one share. This change was necessary to avoid unnecessarily punitive personal tax consequences on your entire award grant. If you have any questions, please advise.
T-3 Energy Services, Inc.
Corporate Paralegal
Phone: 713-996-4120
Email: ccockrell@t3energy.com

[FORM OF ORIGINAL NOTICE OF CONVERSION]
January [ ], 2011
Dear Option Holder:
     The meeting of stockholders of T-3 Energy Services, Inc. (“T-3”) to approve our acquisition by Robbins & Myers, Inc. (“Robbins & Myers”) will be held on Friday, January 7, 2011, and, assuming stockholder approval and the approval of the merger by the shareholders of Robbins & Myers, we expect the merger to be closed and become effective on Monday, January 10, 2011 (the “Closing Date”).
     As a result of the transaction, T-3 will become a wholly-owned subsidiary of Robbins & Myers and all outstanding options to purchase shares of T-3 Common Stock will be converted into options to purchase Common Shares of Robbins & Myers.
     The conversion ratio for the number of Common Shares of Robbins & Myers and the option price per share was established in the Merger Agreement, dated October 6, 2010, between T-3 and Robbins & Myers. Each outstanding T-3 option will be converted into an option to acquire 1.192 Common Shares of Robbins & Myers for each T-3 share subject to the option, with the number of Robbins & Myers Common Shares being rounded up to the nearest whole share. The option exercise price under each converted option will be determined by dividing the original exercise price of the T-3 option by 1.192 and rounding up to the nearest whole cent. Unlike the conversion ratio for restricted stock or T-3 Common Stock that you may own, there is no cash consideration component in the option conversion.
     All outstanding options which you hold will become 100% vested on January 9, 2011 and will be converted in the manner specified in the preceding paragraph on the Closing Date.
     A brief blackout period is necessary to implement the conversion of the T-3 options to options to acquire Robbins & Myers Common Shares. During the blackout period, which begins on Friday, January 7, 2011, and ends on Wednesday, January 12, 2011, option exercises will be prohibited.
     Attachment 1 lists each outstanding stock option you presently hold, together with the number of Common Shares of Robbins & Myers which will be covered by the option when it is converted and the converted exercise price per share.
     All other terms of your options will remain the same. Robbins & Myers will begin administering your options as of the Closing Date. You will be able to exercise your options by contacting Jeff Halsey, Vice President — Human Resources of Robbins & Myers, at 937-458-6631.
Thank you for your continuing efforts on behalf of T-3.
Sincerely,

Steven W. Krablin
President & CEO

Important Information for Investors and Stockholders
     In connection with the proposed merger, R&M has filed with the Securities and Exchange Comission (“SEC”), and the SEC has declared effective, a registration statement on Form S-4 that includes a joint proxy statement of T-3 and R&M that also constitutes a prospectus of R&M. INVESTORS AND SECURITY HOLDERS OF T-3 AND R&M ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, WHICH WAS FIRST MAILED TO SECURITY HOLDERS ON OR ABOUT DECEMBER 3, 2010, AND OTHER RELEVANT DOCUMENTS THAT WERE OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of the proxy statement/prospectus and other documents containing important information about R&M and T-3 through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by R&M are available free of charge on R&M’s internet website at www.robn.com under the tab “Investor Information” and then under the tab “SEC Reports” or by contacting R&M’s Investor Relations Department at 937-458-6600 or by written request to 51 Plum Street, Suite 260, Dayton, Ohio 45440. Copies of the documents filed with the SEC by T-3 are available free of charge on T-3’s internet website at www.t3energy.com under the tab “Corporate” and then under the tab “Investor Relations” or by contacting T-3’s Investor Relations Department at 713-996-4110 or by written request to 7135 Ardmore Street, Houston, Texas 77054.
     R&M, T-3, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of T-3 in connection with the proposed transaction. Information about the directors and executive officers of T-3 is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 30, 2010, its Current Report on Form 8-K filed with the SEC on June 16, 2010, and the joint proxy statement/prospectus related to the proposed transaction, which was filed with the SEC by T-3 on December 3, 2010, and first mailed to security holders on or about December 3, 2010. Information about the directors and executive officers of R&M is set forth in its Annual Report on Form 10-K for the year ended August 31, 2009, the proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on December 4, 2009, and the joint proxy statement/prospectus related to the proposed transaction, which was filed with the SEC by T-3 on December 3, 2010, and first mailed to security holders on or about December 3, 2010. These documents can be obtained free of charge from the sources indicated above.
Cautionary Statement Regarding Forward-Looking Statements
     This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect T-3’s and R&M’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, T-3’s and R&M’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; the timing of the completion of the proposed transaction; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of T-3’s and R&M’s Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning T-3, R&M, the proposed transaction or other matters and attributable to T-3 or R&M or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither T-3 nor R&M undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

ATTACHMENT 1
T-3 ENERGY SERVICES, INC.
OUTSTANDING STOCK OPTIONS
As of _____________, 201_
Name of Option Holder: __________________________
Outstanding Stock Options:

	Remaining No.		No. of R&M Shares	Converted
	of T-3 Shares	Original Exercise	Under Converted	Exercise Price
Grant Date	Under Option	Price per Share	Option	per Share
/ /		$		$